UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2007

SCOTTISH RE GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands (State or Other Jurisdiction of Incorporation)	001-16855 (Commission File Number)	98-0362785 (I.R.S. Employer Identification No.)

P.O. Box HM 2939 Crown House, Second Floor, 4 Par-la-Ville Road Hamilton HM12 Bermuda (Address of Principal Executive Offices)	N/A (Zip Code)

(441) 295-4451

(Registrants telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Scottish Re Group Limited (the “Company”) previously reported in Note 9 “Contingencies” of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which was filed with the Securities and Exchange Commission on November 9, 2007, that the Company had conducted an examination of the local statutory basis accounting records of certain of the Company’s operating insurance subsidiaries, and specifically, the purchase accounting entries made in connection with the acquisition of the ING business in 2004. This examination determined that certain intercompany transactions were not reflected in the statutory basis financial statements of Scottish Re (U.S.), Inc. and Scottish Re (Dublin) Limited in accordance with applicable statutory accounting practices. As a result of these errors, the statutory surplus for Scottish Re (Dublin) Limited was overstated on a cumulative basis at year end 2004, 2005 and 2006, resulting in a restated statutory surplus as of December 31, 2006 of approximately $285.0 million after giving effect to these prior period adjustments. In addition, the statutory surplus for Scottish Re (U.S.), Inc. , was understated on a cumulative basis at year end 2005 and 2006, resulting in a restated statutory surplus as of December 31, 2006 of approximately $344.0 million after giving effect to these corrections. The restated statutory surplus of each of Scottish Re (U.S.), Inc. and Scottish Re (Dublin) Limited met the applicable minimum statutory surplus requirements at December 31, 2006. None of these prior period adjustments impact the Company’s historical consolidated financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles.

Pursuant to the Securities Purchase Agreement, dated November 26, 2006 (the “Agreement”) with Mass Mutual Capital Partners LLC and certain affiliates of Cerberus Capital Management, L.P. (collectively, the “Investors”), the Company made certain representations and warranties regarding the statutory financial statements of each of its insurance subsidiaries, including Scottish Re (Dublin) Limited and Scottish Re (U.S.), Inc., for the years ended 2003, 2004 and 2005 and, with respect to Scottish Re (U.S.), Inc., but not Scottish Re (Dublin) Limited, the first three quarters of 2006, including that these statements were prepared in conformity with applicable statutory accounting practices and fairly present in accordance with such practices in all material respects the statutory financial condition of the relevant insurance subsidiary at the respective dates. In light of the Company’s recent discovery of the prior period adjustments to the statutory basis financial statements described above, the Company notified the Investors, as required by the terms of the Agreement, of the overstatement of statutory surplus in Scottish Re (Dublin) Limited at year end 2004 and the understatement of such statutory surplus at year end 2005 resulting in a cumulative overstatement for the two year period ending December 31, 2005 of approximately $70.6 million on an after-tax basis, and the understatement of statutory surplus in Scottish Re (U.S.), Inc. for the year ended December 31, 2005 of approximately $14.5 million on an after-tax basis.

Under the Agreement, in the event of a claim for losses arising from a breach of representations and warranties resulting in a diminution in value, such losses would be determined by an independent investment banking firm of national reputation, agreed upon by the Company and the Investors, based on changes in the valuation of the Company using the assumptions and models employed by the Investors at the time of their decision to invest in the Company. Furthermore, should any claim for indemnification be made by the Investors, the Agreement provides that any decision regarding defending or settling such claim will be taken by a committee of independent directors of the Company’s Board of Directors. The Agreement provides that any indemnification claim would be satisfied by adjusting the conversion amount at which the Convertible Cumulative Preferred Shares issued to the Investors are convertible into the Company’s Ordinary Shares.

On November 19, 2007, the Company received a letter from the Investors’ counsel stating that the Investors are concerned that the inaccuracies described above may constitute breaches of certain representations and warranties contained in the Agreement. The letter requests that the Company compose a committee of independent directors to address the Investors’ indemnification claim, and furthers asks that this committee identify one or more independent investment banks of national reputation to perform the diminution in value calculation referred to above. The letter also asks for certain financial and other information in order for the Investors to evaluate the impact of the inaccuracies. The letter does not place a dollar value on the amount of the indemnification claim. The Company has replied to this letter notifying Investors’ counsel that it intends to provide the relevant information and to compose a committee of independent directors to address the indemnification claim as provided in the Agreement. At this time, the Company is unable to determine the amount of any indemnifiable losses, if any, or what potential defenses or other limitations on indemnification may be available to the Company. Should the Investors indemnification claim result in an adjustment to the original conversion amount at which the Convertible Cumulative Preferred Shares are convertible into Ordinary Shares, this may ultimately result in dilution of the equity interests in the Company held by existing ordinary shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  November 26, 2007

SCOTTISH RE GROUP LIMITED

By:	/s/ Paul Goldean
Paul Goldean
Chief Administrative Officer